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                                                                   EXHIBIT 23(b)

The Board of Directors
HomeTown Buffet, Inc.:

    We consent to the incorporation by reference in the Registration Statement on Form S-4 of Buffets, Inc. of our report dated February 16, 1996, except as to
Note 6 which is as of March 8, 1996, relating to the consolidated balance sheets of HomeTown Buffet, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of HomeTown Buffet, Inc. and subsidiaries and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                          KPMG Peat Marwick LLP

San Diego, California
August 8, 1996